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                                                                    EXHIBIT 99.1

                             TOWER AUTOMOTIVE, INC.

                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS
                     (AS AMENDED THROUGH FEBRUARY 18, 2004)

I.    PURPOSE

      The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company's accounting, auditing and reporting practices, (2) the performance of the Company's internal audit function and independent auditor, and (3) the Company's disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

      The Audit Committee shall provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditor and the Board of Directors.

II.   MEMBERSHIP

      A. Independence -- The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing standards of the New York Stock Exchange and Section 301 of the Sarbanes-Oxley Act, and (2) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices and at least one member of the Committee shall be a "financial expert" in compliance with the criteria established by the Securities and Exchange Commission.

      B. Appointment -- The members shall be nominated by the Nominating and Corporate Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Audit Committee as Chair.

      C. Limitations -- A member of the Audit Committee shall not simultaneously serve on the audit committee of more than two other public companies.

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III.  MEETINGS

      Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company's Bylaws, rules established by the Board, and its own rules of procedure, which shall be consistent with those Bylaws and the following:

      A. The Audit Committee shall meet at least four (4) times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee will meet periodically with management, the head of the Company's internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal audit department or independent auditors believe should be discussed privately.

      B. Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Audit Committee.

      C. The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.   RESPONSIBILITIES, DUTIES AND AUTHORITY

      The Audit Committee shall have the following responsibilities, duties and authority:

      A.    Document and Report

            1. Review and update this Charter periodically or as conditions dictate (at least, annually).

            2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body or to the public, including any report issued by the independent accountants.

            3. Review the summary report of the internal auditor and management's response to such reports.

            4. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

            5. Review with financial management and the independent auditors the quarterly report on Form 10-Q prior to its filing.

            6 Review earnings press releases with management prior to dissemination.

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            7.    Discuss with management financial information and earnings guidance provided to analysts and rating agencies.

      B.    Independent Accountants

            1. Appoint, approve the compensation of, and provide oversight of the Company's independent auditor, including the removal of the Company's independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

            2. On an annual basis, (a) review and evaluate the qualifications and performance of the independent auditors, and (b) review and discuss with the independent auditors all significant relationships the auditors have with the Company to determine the auditors' objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

            3. Administer the Company's Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.

            4. Review the independent auditors' attestation and report on management's internal control report and hold timely discussions with the independent auditors regarding:

                  (a)   All critical accounting policies and practices;

                  (b) All significant alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

                  (c) Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences; and

                  (d) An analysis of the auditor's judgment as to the quality of the Company's accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

            5. At least annually, obtain and review a report by the independent auditor describing:

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                  (a)   The firm's internal quality control procedures;

                  (b) Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

                  (c) All relationships between the independent auditor and the Company.

            6. Approve the hiring, by the Company, of any current employees or partners of the independent auditor or any person who was an employee or partner of the independent auditor during the three-year period preceding the proposed first date of employment by the Company.

      C.    Financial Reporting Processes

            1. Review the integrity of the Company's financial reporting process, both internal and external, giving consideration to consultation with management, the independent accountants and the internal auditor.

            2. Consider and approve, as appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditor.

            3.    Review and approve all related party transactions.

            4. Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company colleagues regarding questionable accounting or auditing matters.

      D.    Internal Audit

            1. Review activities, organizational structure and qualifications of the Company's internal audit department.

            2. Periodically review the head of the Company's internal audit department and any significant difficulties, disagreements with management or scope restrictions encountered in the course of that department's work.

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      E.    Ethical and Legal Compliance

            1. Review the Tower Automotive, Inc.'s Mission, Vision, Values, Goals, and Compliance Policies, including its Code of Business Conduct and Ethics, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

            2. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

            3. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

            4. Discuss the Company's major financial and accounting risk exposures and steps taken by management to control or mitigate those exposures.

      F.    Other

            1. Review with the independent auditors, the internal auditing department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

            2. Prepare the report that the SEC requires to be included in the Company's annual Proxy Statement.

            3. Perform an annual self-assessment relative to the Audit Committee's purpose, duties and responsibilities set forth in this Charter.

            4. To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

            5. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

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